Exhibit 99.1

Washington Mutual, Inc.
Prepared Remarks for Second Quarter 2006 Earnings Conference Call
July 19, 2006

Please see the Forward-Looking Statement at the end of this document

Remarks of Kerry Killinger Chairman and CEO (continued)

Good afternoon - thank you for joining us for a review of our second quarter earnings - as well as a discussion of the actions we announced today which represent a major acceleration point in the ongoing transformation of our business.

Q2 2006 Earnings
Earlier today, we announced second quarter net income of $767 million, or $0.79 per diluted share which included an after tax adjustment of $101 million, or $0.10 cents per share, to reflect today’s announced sale price on $2.6 billion in mortgage servicing rights and $52 million, or $0.05 per share in after tax restructuring charges associated with operating efficiency initiatives.

Excluding these items, earnings per share would have been $0.94, compared to $0.95 per diluted share in the second quarter a year ago.

The second quarter results reflect strong performance, especially in retail banking and card services. Our business model continued to perform well even in this difficult interest rate and flat yield curve environment.

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Since there were three important and transformational initiatives announced today, let me focus on them for a moment. Two of these initiatives had a negative impact on second quarter earnings. While, we expect the combined effect of all three initiatives will be to increase 2006 earnings, they are likely to cause our quarterly earnings to be more uneven than normal due to expected timing of sales and consolidation activities. But most importantly, we believe these actions will have a net positive affect on ongoing earnings and efficiency, including an improvement of approximately 5 to 10 cents in earnings per share in 2007. Now let’s discuss these three initiatives.

The first initiative we announced today was the pending sale of $2.6 billion in mortgage servicing rights to Wells Fargo. This sale significantly reduces our market risk profile and accelerates our winding down of certain non-strategic home loan products, such as government and single-service customer fixed rate loans. This enhances our ability to focus on higher margin products such as Option ARMs, home equity, Alt A and subprime loans. The second quarter results reflect an after tax reduction in the carrying value of MSRs of $101 million to reflect this transaction. When the MSR sale closes at the end of July, our MSR to stockholders’ equity ratio will fall from 35 percent at June 30th to approximately 25 percent. As part of the sale, Washington Mutual will also transfer its Milwaukee servicing operations and approximately 800 employees to Wells Fargo. We expect to incur approximately $50 million, after taxes, in additional transaction and shutdown costs related to this sale, most of which will be incurred in the third quarter.

The second initiative is the announcement of our intention to exit the mutual fund management business. It is our plan to sell WM Advisors, Inc, our subsidiary that provides investment management, distribution and shareholder services to the WM Group of Funds. This decision is in keeping with our strategy to streamline our business model. The funds management business, which generates net income of about one cent per quarter, is being presented this quarter as discontinued operations. If we are successful in selling the business, we expect the gain from the sale of the funds management business to be significant and more than offset the cost of the other initiatives announced today.

The third initiative is the acceleration of our operating efficiency initiatives. During the second quarter we recorded $52 million in after tax restructuring charges. It is our intention to accelerate our operating efficiency initiatives during the remainder of 2006. We expect these initiatives to include migrating more of our back office operations to lower cost domestic locations such as San Antonio and Jacksonville. We also expect to materially increase our offshore vendor positions to as many as 7,500 by the end of 2007. As a result of these efforts we will be able to consolidate our remaining real estate footprint in higher-cost markets to minimize our occupancy costs. These actions should position us well to further improve our operating efficiency. We remain resolute in our intent to reach a 45 percent operating efficiency ratio by the end of 2009.

Each of our business units is driving productivity initiatives that resulted in staffing reductions during the second quarter. Overall, total company staffing declined by more than 4,000 or 7 percent in the second quarter.

I can’t overemphasize the significance of these actions for us. Improving our operating efficiency, reducing the market volatility of our earnings and refocusing our home loans unit on higher margin businesses will increase the core profitability of the company. And this will position us even better for the leverage which is inherent in our business model when the interest rate environment improves.

Our Board of Directors recently completed its annual in-depth review of our strategic plan. They reviewed all of our key strategies for creating significant value for shareholders.

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Following the completion of that assessment, they concluded that execution of that plan would likely lead to creation of significant shareholder value and they directed management to execute the plan. In addition, they approved a new 150 million stock repurchase plan. We expect to actively utilize that authority, as we find our stock to be very attractive compared to other asset investment alternatives.

The Directors also decided to increase the cash dividend by one cent to 52 cents per share - for the 44th consecutive quarter.

Retail Banking
Our Retail Banking operations continued their strong performance in the second quarter. Income from continuing operations of $670 million was up 7 percent from the same quarter a year ago and up 3 percent on a linked quarter basis. Retail banking net income, excluding the contribution from portfolio management, of $483 million was up 31 percent from the same period a year ago. And this isn’t just a recent result, the Retail Banking Network has achieved compounded earnings growth of 44 percent over the past two years.

A full quarter’s production of our new WaMu Free CheckingTM product resulted in a second straight quarterly record for net checking accounts. The net account growth of 404,000 for the second quarter, which includes both retail and small business activity, was up 66 percent from the same quarter a year ago and 19 percent higher on a linked quarter basis. This equates to a quarterly rate of 184 net new checking accounts per retail banking store, which we believe is one of the best in the industry.

Driven by new account growth, our depositor and other retail banking fees increased to $641 million in the second quarter, up 19 percent from last year and 11 percent on a linked quarter basis.

We have clearly created a market disrupting product with new WaMu Free CheckingTM. Our customers love it and it’s leading to record retail banking household growth and higher customer cross-sell levels. In the second quarter, net household growth was up 50 percent year over year and 23 percent on a linked quarter basis. Our customer cross-sell ratios hit 6.53 products per household.

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During the second quarter we also rolled out a unique on-line checking account opening capability which allows customers to open an account online in less than 10 minutes. This feature enhances our robust and highly-rated on-line retail banking platform.

Card Services
Card Services continued to perform well during the second quarter. Net income of $183 million was down from $210 during the first quarter, due to the unusually low credit provision in the first quarter, reflecting the higher level of bankruptcies in the fourth quarter of last year.

Managed receivables growth was very strong in the quarter, growing 5 percent on a linked quarter basis to $21.1 billion at quarter end. Approximately one-third of the new account growth in the quarter resulted from sales to WaMu customers.

Second quarter retail card growth of 274,000 accounts was up 7 percent on a linked quarter basis, raising the cards issued to WaMu customers since the acquisition to 694,000. In total, including those WaMu customers that had a Providian card prior to the acquisition, 1.4 million WaMu households now have our credit card.

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Credit ratios for the second quarter remained very strong compared to historic averages. Net credit losses for the quarter totaled 5.99 percent and 30-day plus delinquencies were 5.23 percent at quarter end.

The success of cross selling credit cards to WaMu customers has exceeded our initial expectations. The Card Services group has integrated extremely well, both operationally and culturally with WaMu. Given the strong credit card receivables growth, we also expect to exceed our pace of remixing our balance sheet by holding more receivables on the balance sheet. In the end, we expect to deliver on or exceed all the projections we set out for you when we announced the deal.

Commercial Group
The Commercial group continued to drive strong loan volume and balance growth during the second quarter. Average loan balances for Commercial, which are comprised primarily of multi-family loans, increased 7 percent from the second quarter a year ago.

Net income for the quarter of $100 million was flat with the same quarter of last year, as average balance growth offset the impact of margin compression resulting from the lag in our adjustable-rate loan portfolio compared to rising short-term interest rates.

The acquisition of Commercial Capital Bancorp is on schedule. The Special Meeting of Shareholders will be held next Tuesday and the transaction is anticipated to close early in the fourth quarter, thereby enhancing our already strong position in the California multi-family lending market.

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Home Loans
Home Loans had net income in the second quarter of $32 million. Excluding MSR risk management, Home Loans net income was $61 million, compared to $223 million, on a pro forma basis, in the same quarter last year. The largest driver of the difference was net interest income, which declined 54 percent to $206 million from $449 million in the second quarter of last year. The decline was driven by lower average balances in our loans held for sale portfolio, reflecting the slower mortgage lending market and lower net interest margins due to the flat yield curve.

The cost of our MSR risk management activities of $29 million declined from pro forma costs of $96 million on a linked quarter basis due, to a somewhat improved hedging environment than existed during the first quarter of this year. A year ago, we enjoyed a very favorable hedging environment during which pro forma MSR risk management generated $69 million in net income.

As I mentioned, as part of our servicing sale, we are also transferring our Milwaukee servicing operations, which will reduce our servicing locations to two primary locations in Jacksonville, Florida and Florence, South Carolina. During the quarter, the Home Loans Group took several steps to further its long-term goals to diversify its product set, leverage distribution, and reduce its cost structure. The Home Loans Group announced that it was realigning its traditional correspondent business to a conduit structure. It consolidated 26 operations support sites to 10 and continued to integrate Long Beach Mortgage under one management team. As a result, Home Loans staffing declined 13 percent on a linked quarter basis to 13,964.

I would like to congratulate David Schneider and the entire Home Loans team for addressing a challenging environment head on and making strategic changes which should lead to stronger profitability and lower earnings volatility.

We are committed to being a leader in the home loans. But we will strive to maximize our returns by focusing on those parts of the mortgage business where we can achieve our high risk adjusted targeted returns.

That’s an overview of the performance of each of our businesses in the quarter. Now, I’ll turn it over to Tom to go into more specifics on our financial performance.

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Remarks of Tom Casey Executive Vice President and CFO

Thank you, Kerry.

As you said, most of our businesses are doing extremely well, despite the difficult interest rate environment. But beyond driving those businesses to achieve their potential, we are also taking steps to reposition the company for the operating environment we see ahead. Our recent initiatives and our current outlook will mean some changes for our earnings driver guidance, which I’ll go over at the end of my comments on the quarter’s results.

Asset Growth and Net Interest Margin
During the quarter, average assets were $349.6 billion, up 9 percent from the second quarter of last year. This growth is slightly above the 6 to 8 percent asset growth range we provided you for the year and was mostly driven by the Providian acquisition. However, as we have said previously, we expect much slower growth in the remainder of the year.

The Federal Reserve continued to increase the Fed Funds rate reaching 5.25 percent in the second quarter. Rising short-term rates resulted in a decline in our net interest margin to 2.65 percent for the quarter, down 10 basis points on a linked quarter basis. The decline in NIM reflected the 50 basis point increase in Fed Funds rate during the quarter as well as competitive pressure on deposit pricing as short-term interest rates moved above 5 percent.

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There seems to be more optimism in the market today that we may be nearer the end of the Fed tightening cycle than we were a quarter ago. At this point the forward yield curve suggests one more Fed tightening of 25 basis points in August. As we have pointed out in the past our loan portfolio includes approximately $80 billion in one-year MTA loans. Once short-term interest rates stabilize, that portfolio will continue to reprice, helping move our NIM back into a normalized range of 3.10 to 3.20 percent.

Credit
Shifting to credit, we are pleased with the ongoing stability and strength of our portfolio. The economy remains strong, and the quality of our portfolio continues to be fairly stable with only a slight increase in our nonperforming assets.

At quarter end, our nonperforming assets ratio of 62 basis points was up slightly but remains low from a historical perspective. Our provision for the quarter totaled $224 million, up from $82 million last quarter. The primary difference came out of our Card Services division where the provision, on a GAAP basis, was up $95 million from the first quarter. The increase, in part, reflects a $20 million increase in charge offs as well as our strategy to remix the balance sheet and hold a larger portion of card receivables on the balance sheet.

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Noninterest Income
Noninterest income of $1.6 billion for the quarter was down 4 percent on a linked quarter basis and up 43 percent year over year. The increase from last year was primarily due to the addition of Card Services, which contributed $575 million.

Although noninterest income was only down slightly on a linked quarter basis, there was significant activity during the quarter, so I’ll walk you through it.

First, noninterest income includes the $157 million loss related to the mortgage servicing sale. Adjusted for the MSR sale, noninterest income would have actually improved 6 percent.
The loss on the MSR sale is recorded as a reduction of revenue from sales and servicing of home loans. As you can see on WM-15, adjusted for the MSR sale, revenue would have been up $116 million or 44 percent on a linked quarter basis reflecting higher gain on sale and lower MSR hedging costs.

Higher mortgage interest rates continued to put pressure on mortgage volumes, and our home loans volume for the quarter declined 3 percent to $43 billion on a linked quarter basis. However, consistent with our strategy of focusing on higher margin products, our net gain on sale was up $42 million to $251 million. Loans sold volume of $32.6 billion was down 7 percent on a linked quarter basis, but higher gain on sale margins and improved mix more than offset that decline.

The second quarter cost of our MSR risk management declined to $45 million from a cost of $151 million in the first quarter versus pro forma net revenue of $108 million in the same quarter a year ago. The lower hedging costs in the second quarter reflect a slightly improving hedging environment, with higher long-term rates and slower projected prepayment speeds compared to the first quarter of this year.

Another driver of noninterest income was the strength of our first full quarter of new WaMu Free CheckingTM, which helped push depositor and retail banking fees up 19 percent year over year and 11 percent on a linked quarter basis. Included in depositor fees this quarter was $21 million addition in revenue for having successfully migrated 90 percent of our debit cards over to MasterCard. Excluding that revenue, depositor fee income would still have been up a strong 15 percent year over year.

We experienced double digit growth on a linked quarter basis in both revenue from sales and servicing of consumer loans and credit card fees, due to the ongoing strength of our Card Services Group.

The loss in trading securities this quarter included $47 million related to MSR hedging activities and an $82 million in fair value adjustments related to certain assets held in our trading account.

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Earlier today we issued a press release with more details about our MSR sale. I would encourage you to take a look at that release. In summary, we are selling the servicing related to loans with unpaid balances of $140 billion. The breakdown by type is as follows:

•	The entire $43 billion of our government servicing portfolio

•	$89 billion of our fixed-rate agency portfolio which is predominately comprised of loans to single-service customers and in out-of-footprint markets, and

•	$8 billion in the fixed-rate private portfolio

The sale will reduce our MSR by $2.6 billion, or nearly 30 percent, and thereby reduce our hedging costs and related earnings volatility.

This sale of servicing also brings our Mortgage Servicing business in line with our origination focus on higher-margin, higher-yielding products. As well as meeting our objective of reducing our level of market risk, this provides a better balance of credit and interest rate risk for the company.

Noninterest Expense
Shifting to noninterest expense, noninterest expense was up 26 percent year over year, primarily due to the addition of Card Services.

Noninterest expense increased 4 percent on a linked quarter basis, primarily due to restructuring cost of $81 million incurred as part of our of efficiency initiatives during the second quarter. Excluding this quarter’s restructuring charges, noninterest expense was nearly flat on a linked quarter basis, despite a $22 million increase in advertising related to WaMu Free CheckingTM.

Kerry provided good detail on the acceleration of our efficiency measures which are focused on achieving our five year financial operating efficiency target of less than 50 percent. Our operating efficiency ratio for the second quarter, excluding the MSR sale and restructuring charges, was 56.6 percent. This level was slightly lower on a linked quarter basis, despite the net interest margin compression we experienced in the quarter. While we have a gap to close from the current level to achieve our goal, we are confident that our proactive initiatives combined with the snap back of the NIM once rates stabilize will position us to meet our efficiency goals.

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Capital Management
Let me take a moment to address capital management before I give you an update on our earnings drivers.

At quarter end, our tangible capital ratio of 5.94 percent was well in excess of our target ratio of greater than 5.50 percent. Given our outlook on capital generation through earnings, our remixing of capital and our expectations for current asset growth the Board also approved a new 150 million share repurchase plan.

Earnings Driver Guidance
Now, let me walk you through our present thinking concerning our six earnings drivers and introduce a new driver related to our announced intention to sell our fund management business. Given the transactions we announced today, there are many moving parts that will affect our quarterly reported numbers. Overall, these actions will be about 5 to 10 cents accretive in 2007 and have been factored into our 2006 annual guidance that I will go through now.

Driver	April 2006 Guidance	New Guidance
1) Average Asset Growth	6-8 percent	5-7 percent
2) Net interest margin	2.75-2.85 percent	2.70-2.80 percent
3) Credit provisioning	$650-750 million
4) Pretax Discontinued Operations* - Operations - Gain on Sale	-	$45-50 million Contingent Upon Sale
5) Depositor and other retail banking fees	12-14 percent growth	15-17 percent growth
6) Noninterest income	$6.5-$6.8 billion	$6.3-$6.5 billion
7) Noninterest expense	$8.6-$8.8 billion

* Reflects funds management business as discontinued operations and sale.

1) Average Assets
Since January, our average assets are up 6 percent from 2005, which is at the lower end of our guidance range. We plan to continue the re-mixing of the balance sheet toward higher-risk adjusted assets, like card receivables, subprime residential and multi-family loans but plan to constrain growth of our single family prime portfolio given the continued risk adjusted returns we are seeing and our ability to repurchase our shares. Therefore, we are revising our asset growth guidance slightly downward to a range of 5 to 7 percent.

2) Net Interest Margin
The Fed continued its pace of interest rate increases during the second quarter and again the forward yield curve is anticipating another 25 basis point rate increase. Given this outlook and the competitive deposit pricing environment, we now believe our margin for the full year will come in about five basis points lower, or in a range of 2.70 to 2.80 percent. But this driver is dependent upon the movement of market interest rates so we will continue to provide you our most updated guidance quarterly.

3) Credit Provisioning
Credit quality continues to be strong. The second quarter provision reflects our asset growth and a slight up tick in charge offs. So we are comfortable with our range of $650 and $750 million.

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5) Discontinued Operations
Given our announced intention to sell our asset management business, beginning this quarter it is being reclassified as discontinued operations. So we are adding this as an earnings driver for the remainder of 2006. We expect the sale of this business will produce a significant gain that will more than offset the loss on the MSR sale and restructuring charges.

And we have presented the asset management business as discontinued operations. Accordingly the revenue and expenses is extracted from the company’s ongoing business results.

For 2006 the funds management business is expected to generate approximately $250 million in noninterest income and $200 million in operating expenses resulting in pretax net income of between $45 and $50 million. So as you will see in a minute these adjustments do affect our drivers for noninterest income and noninterest expense.

4) Depositor and Retail Banking Fees
Given the continued strong net new account growth and fee income driven by our new WaMu Free CheckingTM product, we are again increasing our guidance for depositor and other retail banking fee growth to 15 to 17 percent.

5) Noninterest Income
In looking at noninterest income, there are two necessary adjustments to our prior outlook of $6.5 to $6.8 billion for the year.

•	First, as I just said, we need to exclude approximately $250 million in asset management revenue, and.

•	Second, we need to back out the pre tax reduction of $157 million related to the sale of mortgage servicing rights.

As a result, we would adjust our guidance downward to by $400 million to a range of $6.1 to $6.4 billion. However, given the strength of our retail banking fees and credit card income we are increasing guidance for noninterest income to a range of $6.3 to $6.5 billion.

6) Noninterest Expense
Similar to noninterest income we need to make some adjustments for noninterest expense. However, first I want to remind you that we began the year with noninterest expense guidance of $9 billion but then lowered that to a range of $8.6 to $8.8 billion, because of our intensified focus on operating efficiency initiatives.

So the adjustments related to last quarter’s guidance are:

•	A reduction of approximately $200 million for the exclusion of the funds management operating expenses.

•	And our projection of accelerated restructuring costs in the range of $125 to $150 million for the second half of the year and the estimated $80 million in costs related to completing the MSR sale.

Given that these adjustments largely offset each other, we are maintaining our noninterest expense guidance of $8.6 to $8.8 billion for the year.

So Kerry, we expect to have an active second half of the year, but we should be very well positioned for less earnings volatility and improved operating efficiency going into 2007.

I’ll now turn it back over to you for your summary comments.

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Remarks of Kerry Killinger Chairman and CEO (continued)

Thanks, Tom.

Let me wrap up by saying the second quarter was solid, given where we are in the interest rate cycle. Excluding the MSR transaction and restructuring charges, we earned 94 cents per share. When the Fed stops raising interest rates, we should start benefiting from an expansion in our net interest margin back towards the range of 3.10 to 3.20 percent that Tom mentioned. With $350 billion of assets, margin expansion could result in significant operating leverage. Having been through many interest rate cycles, I know this leverage is something investors and analysts don’t always fully appreciate.

The steps we have taken to significantly reduce our MSR and to accelerate our productivity initiatives should add to earnings in 2007 and beyond. These actions also reduce the market risk of the company. In addition our plan is to sell our mutual fund business to further streamline our business model, and we believe the gain will more than offset the cost of our other initiatives.

Accordingly, I believe we are increasing our returns and reducing risks - something we all strive to achieve.

Finally, we believe purchasing our stock at current levels is an excellent way to deploy capital. Rather than stretching for asset growth when credit spreads are fairly low and when the economy may be slowing, we would rather aggressively repurchase our shares. The new 150 million share repurchase program represents about 17 percent of our outstanding shares. I hope we are able to purchase as many shares as possible at current prices.

So overall, I am pleased with our progress and I believe that step by step we are creating a more diversified bank positioned for improved financial performance. And by doing this we have the opportunity to deliver superior shareholder returns over the next few years.

Before I close, I’d like to invite you to attend our Investor Day on September 6th and 7th here in Seattle. At that meeting you will have the opportunity to meet more of our Management Team including James Corcoran, our new President of Retail Banking. We will also take this opportunity to provide you our first guidance on the earnings drivers for 2007.

With that, Steve, Tom and I are happy to field your questions.

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Forward Looking Statement

Our Form 10-K for 2005 and other documents that we file with the Securities and Exchange Commission have forward-looking statements. In addition, our senior management may make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. There are a number of factors, many of which are beyond our control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors are described in detail in our Form 10-K for 2005 and Quarterly Report on Form 10-Q for the Period Ended March 31, 2006 and include: volatile interest rates impact the mortgage banking business; rising interest rates, unemployment and decreases in housing prices; risks related to the option adjustable-rate mortgage product; risks related to subprime lending; risks related to the integration of the Card Services business; risks related to credit card operations; changes in the regulation of financial services companies, housing government-sponsored enterprises and credit card lenders; competition from banking and nonbanking companies; general business and economic conditions, including movements in interest rates, the slope of the yield curve, and the potential overextension of housing prices in certain geographic markets; and negative public opinion. There are other factors not described in the Form 10-K for 2005 and Form 10-Q for the Period Ended March 31, 2006 and which are beyond the Company’s ability to anticipate or control that could cause results to differ.